Exhibit 99.1

Heritage Announces 2021-2022 Catastrophe Reinsurance Program

Clearwater, FL – May 26, 2021: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, announced today that it placed its 2021-2022 catastrophe reinsurance program for its statutory insurance subsidiaries, including Heritage Property Casualty Insurance Company (HPCIC), Narragansett Bay Insurance Company (NBIC) and Zephyr Insurance Company (ZIC).

2021-2022 catastrophe reinsurance program key points:

•	Total cost to Heritage of approximately $312 million, accounting for 28% of March 31, 2021 premiums-in-force.

•	First event reinsurance tower exhaustion point of $1.4 billion and total limit of $2.5 billion in the southeast.

•	$640 million of private market layers automatically reinstate, all of which are prepaid and included in the cost above.

•	First event loss retention in the southeast and Hawaii of $32.0 million and $20.7 million in the northeast.

•	Florida Hurricane Catastrophe Fund participation of 90%.

Ernie Garateix, Heritage’s CEO, said, “We completed our 2021-2022 catastrophe reinsurance program meaningfully earlier this year, which is a testament to our strong reinsurance partner relationships, diversified book of business and solid reserving track record. Compared to last year, we prepaid reinstatement premiums for all layers with a reinstatement available and substantially eliminated co-participations in the reinsurance tower above our regional retentions. Overall, we have a stronger program with fewer moving parts. We are grateful to our reinsurance partners for their support.”

Financial information, including material announcements about Heritage, is routinely posted on investors.heritagepci.com.

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes over $1.1 billion of gross personal and commercial residential premium across its multi-state footprint.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. Forward-looking statements in this press release include management’s expectations regarding the 2021-2022 catastrophe reinsurance program. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, the matters described from time to time by the Company in its filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 9, 2021. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President

727.871.0206

asoleimani@heritagepci.com